As filed with the Securities and Exchange Commission on September 4, 1997
                                                      Registration No. 333-30275

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------
                         POST EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 ---------------

                         SEARCH FINANCIAL SERVICES INC.
                 (formerly known as Search Capital Group, Inc.)
             (Exact name of registrant as specified in its charter)


         Delaware                           6141                41-1356819
(State or other jurisdiction of      (Primary Standard      (I.R.S. Employer
incorporation or organization)   Industrial Classification   Identification No.)
                                        Code Number)

                                      ---------------

                                                  Ellis A. Regenbogen, Esq.
                                                Executive Vice President and
                                                        General Counsel
       600 North Pearl Street                   Search Financial Services Inc.
              Suite 2500                      600 North Pearl Street, Suite 2500
         Dallas, Texas 75201                          Dallas, Texas 75201
            (214) 865-6000                              (214) 965-6000

  (Address, including zip code, and          (Name, address, including zip code,
telephone number, including area code,         and telephone number, including
 of registrant's principal executive           area code, of agent for service)
               offices)
                                 ---------------

                                 With a copy to:

                            Daryl B. Robertson, Esq.
                              Jenkens & Gilchrist,
                           a Professional Corporation
                          1445 Ross Avenue, Suite 3200
                            Dallas, Texas 75202-2797
                                 (214) 855-4500



================================================================================

        Title of Each Class of                           Amount
        Securities Registered                          Registered
--------------------------------------------------------------------------------
     Common Stock, $.01 par value(1)                  3,666,500(2)
                                                        330,839(3)
================================================================================

     (1) This Registration Statement relates to securities of the Registrant issued or issuable to holders of common stock and options to purchase common stock of MS Financial, Inc., a Delaware corporation ("MSF"), in connection with the merger of a wholly-owned subsidiary of the Registrant with and into MSF.

     (2) Represents the actual number of shares of Common Stock issued in the merger.

     (3) Represents the actual maximum number of shares of Common Stock that may be issued upon the exercise of outstanding options held by certain former officers and directors of MSF.

                          DEREGISTRATION OF SECURITIES
                          ----------------------------

     Reference is made to the final Joint Proxy Statement/Prospectus for the definitions of the capitalized terms set forth below.

     Search and MSF have completed the Merger. Pursuant to the Merger, Search has issued a total of 3,666,500 shares of its Common Stock to the former shareholders of MSF. In addition, Search has assumed, pursuant to the Merger Agreement, the obligations of MSF under certain options held by former officers and directors of MSF. After certain adjustments in the terms of the options, the holders of these options may purchase up to a total of 330,839 shares of Search's Common Stock.

     This Post-Effective Amendment No. 1 is filed in order to deregister the shares of the Common Stock of Search to the extent they were not issued in the Merger and to the extent they are not being offered for purchase pursuant to the outstanding MSF options assumed by Search, as described above.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 4th day of September, 1997.

                                        SEARCH FINANCIAL SERVICES INC.

                                        By:  /s/ George C. Evans
                                             -----------------------------------
                                             George C. Evans
                                             Chairman of the Board and
                                             Chief Executive Officer

         Each individual whose signature appears below hereby designates and appoints George C. Evans, Robert D. Idzi and Ellis A. Regenbogen, and each of them, any one of whom may act without the joinder of the other, as such person's true and lawful attorney-in-fact and agents (the "Attorneys-in-Fact") with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, which amendments may make such changes in this Registration Statement as any Attorney-in-Fact deems appropriate, and any registration statement relating to the same offering filed pursuant to Rule 462(b) under the Securities Act of 1933 and requests to accelerate the effectiveness of such registration statements, and to file each such amendment with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto such Attorneys-in-Fact and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such Attorneys-in-Fact or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     Name                        Position                          Date
     ----                        --------                          ----

 /s/ George C. Evan       Chairman of the Board, Chief        September 4, 1997
---------------------     Executive Officer and Director
George C. Evans

/s/   James F. Leary      Director                            September 4, 1997
---------------------
James F. Leary

/s/   Robert D. Idzi      Senior Executive Vice President,    September 4, 1997
---------------------     Chief Financial Officer and
Robert D. Idzi            Treasurer

/s/ Andrew D. Plagens     Senior Vice President, Controller   September 4, 1997
---------------------     and Chief Executive Officer
Andrew D. Plagens

William F. Bonini*        Director

William H. T. Bush*       Director

Luther H. Hodges, Jr.*    Director

Frederick S. Hammer*      Director

A. Brean Murray*          Director

Douglas W. Powell*        Director

Barry W. Ridings*         Director

*By: /s/ George C. Evans                                      September 4, 1997
     -------------------
     George C. Evans,
     Attorney -In-Fact

CORPDAL:81799.1  99999.1
                                       -3-